Filed Pursuant to Rule 433
Registration No.: 333-134553

2YR Bullet Lehman Range Note
Indicative Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s A1/ S&P A+/ Fitch AA–
Type:	Unsecured, unsubordinated
Issue Size:	$ TBD
CUSIP:	52517P4S7
Trade Date	August 28, 2007
Issue Date:	August 31, 2007
Maturity Date:	August 31, 2009
Issue Price:	100.0%
Redemption Price:	100.0%
Interest Rate:	(6.50 to 7.50)% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%
Day Count Basis / Business Day Convention:	30/360, Modified Following, unadjusted

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Quarterly on the last Business Day of each February, May, August and November, commencing November 30, 2007, and ending on the Maturity Date, subject to Issuer’s Call Option
Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) during that Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non Business Days) in such Interest Period.

Lower LIBOR Barrier:	4.60%
Upper LIBOR Barrier:	6.00%
6m USD LIBORREF:

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBOR REF for any days within an Interest Period from and including the fifth Business Days prior to an Interest Payment Date will remain in effect until that Interest Payment Date.
Business Days:	New York and London
Denominations:	$1,000 / $1,000
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Fees:		Price to Public (1)(2)	Fees (3)	Proceeds to the Issuer
	Per note	$1,000.00	$6.00	$994.00
Total
(1)

We are offering the notes to certain fiduciary accounts at variable prices of between $995.00 and $1,000.00 per note pursuant to one or more negotiated transactions, and Lehman Brothers Inc., with respect to any sales made to such accounts, will forego all or a portion of its fees.  Lehman Brothers Inc. will offer the notes to all other purchasers at a purchase price of $1,000 per note. Lehman Brothers Inc. may pay selling concessions or fees to other dealers not in excess of $5.00 per note.

(2)

The price to public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

	(3)	Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

Risk Factors:

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Series I MTN prospectus supplement.

Historical Levels of 6-Month LIBOR

The following table, showing the historical level of 6m USD LIBORREF in effect on the date hereof and for the hypothetical Interest Payment Dates listed below, the Interest Rate payable on any Interest Payment Date for the notes, however, will be determined based on 6m USD LIBORREF in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBORREF should not be taken as an indication of the future performance of 6m USD LIBORREF during the term of the notes. Fluctuations in the level of 6m USD LIBORREF make the notes’ effective Interest Rate difficult to predict and can result in an effective Interest Rate to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBORREF (%)
8/06/2007	5.26
5/31/2007	5.38
2/28/2007	5.33
11/30/2006	5.35
8/31/2006	5.43
5/31/2006	5.33
2/28/2006	4.99
11/30/2005	4.60
8/31/2005	4.06
5/31/2005	3.54
2/28/2005	3.16
11/30/2004	2.64
8/31/2004	1.99
6/1/2004	1.61
3/1/2004	1.17
12/1/2003	1.27
9/2/2003	1.21
6/2/2003	1.24
2/28/2003	1.34
12/2/2002	1.47

9/3/2002	1.79
5/31/2002	2.08
2/28/2002	2.03
11/30/2001	2.03
8/31/2001	3.45
5/31/2001	3.98
2/28/2001	4.91
11/30/2000	6.64
8/31/2000	6.83
5/31/2000	7.11
2/29/2000	6.33
11/30/1999	6.06
8/31/1999	5.92
6/1/1999	5.25
3/1/1999	5.12
11/30/1998	5.15
8/31/1998	5.59
6/1/1998	5.74
3/2/1998	5.69
12/1/1997	5.94
9/1/1997	5.84
6/2/1997	5.94
2/28/1997	5.69
12/2/1996	5.53
9/2/1996	5.81
5/31/1996	5.66
2/29/1996	5.25
11/30/1995	5.69
8/31/1995	5.94
5/31/1995	6.00
2/28/1995	6.44
11/30/1994	6.63
8/31/1994	5.31
5/31/1994	5.00
2/28/1994	4.00
11/30/1993	3.50
8/31/1993	3.44
5/31/1993	3.50
3/1/1993	3.31
11/30/1992	4.00
8/31/1992	3.63